CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,000,000	$409.20

Pricing supplement no. 1441
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 29-I dated August 31, 2012 and
underlying supplement no. 1-I dated November 14, 2011
Registration Statement No. 333-177923 Dated May 30, 2013 Rule 424(b)(2)
Structured Investments	$3,000,000 Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc. due December 3, 2014
General
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The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any of the S&P 500® Index, the Russell 2000® Index and the common stock of Amazon.com, Inc. and to forgo dividend payments. In addition, if the Index closing level or closing price, as applicable, of each of the S&P 500® Index, the Russell 2000® Index and the common stock of Amazon.com, Inc. on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Level, the notes will be automatically called. Investors in the notes should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.

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The notes will pay 9.10% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 2.275% per quarter. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Least Performing Underlying and whether the Index closing level or closing price, as applicable, of any Underlying is less than its Trigger Level. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is August 30, 2013.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 3, 2014†
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes priced on May 30, 2013 and are expected to settle on or about June 4, 2013.
•
The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 29-I. In particular, notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, interest on the notes will not be contingent on the performance of any Underlying. Instead, the notes will pay fixed quarterly interest. See “Key Terms — Interest Rate” and “Supplemental Terms of the Notes” in this pricing supplement for additional information.

Key Terms
Underlying:
The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”) and the common stock of Amazon.com, Inc. (Bloomberg ticker: AMZN) (the “Reference Stock”).   We refer to Amazon.com, Inc. as “Amazon.”

Interest Rate:	9.10% per annum over the term of the notes, assuming no automatic call, payable at a rate of 2.275% per quarter
Automatic Call:
If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date, payable on that Call Settlement Date.

Payment at Maturity:
If the notes have not been previously called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to $1,000 plus any accrued and unpaid interest.

If the notes have not been previously called and a Trigger Event has occurred , at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value, subject to any accrued and unpaid interest payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Ending Underlying Value of any Underlying is less than its Trigger Level.
Trigger Level:
With respect to the S&P 500® Index, 1,078.22, which is equal to 65.00% of its Initial Underlying Value. With respect to the Russell 2000® Index, 645.97, which is equal to 65.00% of its Initial Underlying Value. With respect to the common stock of Amazon, $174.109, which is equal to 65.00% of its Initial Underlying Value, subject to adjustments.

Initial Underlying Value:
With respect to each Index, a level of that Index determined on the pricing date in the sole discretion of the calculation agent (each, an “Index Strike Level”), which was 1,658.80 with respect to the S&P 500® Index and 993.80 with respect to the Russell 2000® Index. With respect to the Reference Stock, a price of one share of the Reference Stock determined on the pricing date in the sole discretion of the calculation agent, which was $267.86, divided by the Stock Adjustment Factor (the “Stock Strike Price”). The Initial Underlying Value of each Underlying is not the official closing level or closing price, as applicable, of that Underlying by reference to a level or price, as applicable, of that Underlying on the pricing date. Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the Initial Underlying Values in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Underlying Values, that might affect the value of your notes.

Review Dates†:
August 30, 2013 (first Review Date), November 29, 2013 (second Review Date), February 28, 2014 (third Review Date), May 30, 2014 (fourth Review Date), August 29, 2014 (fifth Review Date) and November 28, 2014 (final Review Date)

Interest Payment Dates†:
With respect to each Review Date other than the final Review Date, the third business day after the related Review Date. The interest payment with respect to the final Review Date will be made on the maturity date.

Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	December 3, 2014
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I , “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$3,000,000	$30,000	$2,970,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-65 of the accompanying product supplement no. 29-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $973.30 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of,or guaranteed by, a bank.
May 30, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: Ending Underlying Value – Initial Underlying Value Initial Underlying Value
Ending Underlying Value:
With respect to each Index, the Index closing level on the final Review Date (the “Ending Index Level”). With respect to the Reference Stock, the closing price of one share of the Reference Stock on the final Review Date (the “Final Stock Price”). We refer to each of the Ending Index Level of an Index and the Final Stock Price of the Reference Stock as an “Ending Underlying Value.”

Stock Adjustment Factor:
With respect to the Reference Stock, set equal to 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I.

Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Return of the S&P 500® Index, the Underlying Return of the Russell 2000® Index and the Underlying Return of the common stock of Amazon
CUSIP:	48126NCX3

JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, if the notes have not been previously called, interest will be payable on each Interest Payment Date and will not be contingent on the level or price, as applicable, of any Underlying on any Review Date. Accordingly, in this pricing supplement, we refer to the notes as “Auto Callable Yield Notes.”

If the notes have not been previously called, you will receive on each Interest Payment Date for each $1,000 principal amount note an interest payment equal to:

$1,000 × Interest Rate × 1/4

The Interest Rate is 9.10% per annum. Interest will accrue from and including the issue date of the notes to but excluding the maturity date or, if the notes are called, to but excluding the applicable Call Settlement Date. Interest will be payable in arrears on each Interest Payment Date to and including the maturity date or the applicable Call Settlement Date, as applicable, to the holders of record at the close of business on the business day prior to that Interest Payment Date.

The “Review Dates” are specified under “Key Terms — Review Dates” in this pricing supplement. Each Review Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” in the accompanying product supplement no. 29-I.

The “Interest Payment Dates” are the third business day after each Review Date, provided that the final Interest Payment Date, if the notes have not been previously called, will be the maturity date. Each Interest Payment Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I.

For the purposes of the notes offered by this pricing supplement, the section entitled “Description of Notes — Contingent Interest Payments” in the accompanying product supplement no. 29-I is deemed deleted in its entirety. References to “Review Dates” and “Interest Payment Dates” in the accompanying product supplement no. 29-I have the meaning assigned to those terms in this pricing supplement.

JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Underlying is the S&P 500® Index and that the Index closing level of the Russell 2000® Index and the closing price of the one share of the common stock of Amazon on each Call Date is greater than or equal to their respective Initial Underlying Values. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the Index closing level or closing price, as applicable, of any Underlying will be on any Call Date.  In addition, the following table and examples assume an Initial Underlying Value for the Least Performing Underlying of 1,700 and reflect the Interest Rate of 9.10% per annum over the term of the notes (assuming no automatic call) and the Trigger Level of 65.00% of the Initial Underlying Value of the Least Performing Underlying.  Each hypothetical total return or total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Closing Level of the Least Performing Underlying	Least Performing Underlying Closing Level Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date					Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Third	Fourth	Fifth
3,060.00	80.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
2,805.00	65.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
2,550.00	50.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
2,380.00	40.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
2,210.00	30.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
2,040.00	20.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
1,870.00	10.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
1,785.00	5.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
1,717.00	1.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
1,700.00	0.00%	2.275%	4.55%	6.825%	9.10%	11.375%	13.65%	N/A
1,615.00	-5.00%	N/A	N/A	N/A	N/A	N/A	13.65%	N/A
1,534.25	-9.75%	N/A	N/A	N/A	N/A	N/A	13.65%	N/A
1,530.00	-10.00%	N/A	N/A	N/A	N/A	N/A	13.65%	N/A
1,360.00	-20.00%	N/A	N/A	N/A	N/A	N/A	13.65%	N/A
1,190.00	-30.00%	N/A	N/A	N/A	N/A	N/A	13.65%	N/A
1,105.00	-35.00%	N/A	N/A	N/A	N/A	N/A	13.65%	N/A
1,104.83	-35.01%	N/A	N/A	N/A	N/A	N/A	N/A	-21.36%
1,020.00	-40.00%	N/A	N/A	N/A	N/A	N/A	N/A	-26.35%
850.00	-50.00%	N/A	N/A	N/A	N/A	N/A	N/A	-36.35%
680.00	-60.00%	N/A	N/A	N/A	N/A	N/A	N/A	-46.35%
510.00	-70.00%	N/A	N/A	N/A	N/A	N/A	N/A	-56.35%
340.00	-80.00%	N/A	N/A	N/A	N/A	N/A	N/A	-66.35%
170.00	-90.00%	N/A	N/A	N/A	N/A	N/A	N/A	-76.35%
0.00	-100.00%	N/A	N/A	N/A	N/A	N/A	N/A	-86.35%
(1) A Trigger Event occurs if the Ending Underlying Value of any Underlying is less than its Trigger Level.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios is calculated.

Example 1: The level of the Least Performing Underlying increases from the Initial Underlying Value of 1,700 to an Index closing level of 1,717 on the first Call Date.  Because the Index closing level or closing price, as applicable, of each Underlying on the first Call Date is greater than its Initial Underlying Value, the notes are automatically called, and the investor receives total payments of $1,022.75 per $1,000 principal amount note, consisting of an interest payment of $22.75 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,700 to an Index closing level of 1,615 on the first Call Date, 1,530 on the second Call Date, 1,360 on the third Call Date and 1,190 on the fourth Call Date, and increases from the Initial Underlying Value of 1,700 to an Index closing level of 1,785 on the final Call Date.  Although the level of the Least Performing Underlying on each of the first four Call Dates (1,615, 1,530, 1,360 and 1,190) is less than the Initial Underlying Value of 1,700, because the Index closing level or closing price, as applicable, of each Underlying on the final Call Date is greater than its Initial Underlying Value, the notes are automatically called, and the investor receives total payments of $1,113.75 per $1,000 principal amount note, consisting of interest payments of $113.75 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

Example 3: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying increases from the Initial Underlying Value of 1,700 to an Ending Underlying Value of 1,785 — A Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and the Ending Underlying Value of the Least Performing Underlying of 1,785 is greater than its Initial Underlying Value of 1,700, a Trigger Event has not occurred, and the investor receives total payments of $1,136.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $136.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,700 to an Ending Underlying Value of 1,105 — A Trigger Event has not occurred. Even though the Ending Underlying Level of the Least Performing Underlying of 1,105 is less than its Initial Underlying Value of 1,700, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,136.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $136.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,700 to an Ending Underlying Value of 850 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Underlying Return is -50%, the investor receives total payments of $636.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $136.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $136.50 = $636.50

Example 6: The notes have not been automatically called prior to maturity and the level of the Least Performing Underlying decreases from the Initial Underlying Value of 1,700 to an Ending Underlying Value of 0 — A Trigger Event has occurred. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Underlying Return is -100%, the investor receives total payments of $136.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $136.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $136.50 = $136.50

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments as specified on the cover of this pricing supplement, assuming no automatic call.  Interest will be payable quarterly in arrears on each Interest Payment Date to the holders of record at the close of business on the business day immediately preceding that Interest Payment Date.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Index closing level or closing price, as applicable, of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Initial Underlying Value, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date, payable on that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity so long as a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount and could lose up to the entire principal amount of your notes.

•
EXPOSURE TO  EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be the S&P 500® Index, the Russell 2000® Index or the common stock of Amazon.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

For information about the Reference Stock, which is the common stock of Amazon, see the information set forth under “Historical Information — Public Information Regarding the Reference Stock” in this pricing supplement.

•	TAX TREATMENT — For information relating to the tax treatment of the notes, please see “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Underlyings or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value. Accordingly, under these circumstances, you will lose some or all of your principal amount and could lose up to the entire principal amount of your notes.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — If the notes have not been automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Underlyings, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying or the equity securities included in the Indices during the term of the notes.

JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

We and/or our affiliates may also currently or from time to time engage in business with Amazon, including extending loans to, or making equity investments in, Amazon or providing advisory services to Amazon. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Amazon, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Although the calculation agent has made all determinations and has taken all actions in relation to establishing the Initial Underlying Values in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Underlying Values, that might affect the value of your notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to all of the Underlyings. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying. Accordingly, your investment is subject to the risk of decline in the level of each Underlying.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Underlying Value of any Underlying is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value.

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TRIGGER LEVEL APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes have not been automatically called, we will pay you your principal back at maturity only if the Ending Underlying Value of each Underlying is not less than its Trigger Level. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity. This will be true even if the Ending Underlying Value of any other Underlying is greater than or equal to its Initial Underlying Value. The Underlyings’ respective performance may not be correlated and, as a result, if the notes have not been automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you  should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the levels of the Underlyings;
•	the time to maturity of the notes;
•	whether a Trigger Event is expected to occur;
•	the dividend rates on the equity securities included in the Indices and on the Reference Stock;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

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Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

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NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices or shares of the Reference Stock would have. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this amended and restated term sheet. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the pricing date that a Trigger Event could occurred. An Underlying’s volatility, however, can change significantly over the term of the notes. The Index closing level or closing price, as applicable, of an Underlying could fall sharply on or prior to the final Review Date, which could result in a significant loss of principal.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

Material U.S. Federal Income Tax Consequences

Prospective investors should note that the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes.  It applies to you only if you are an initial investor who purchases a note at its issue price for cash and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, including the potential application of the provision of the Code known as the Medicare contribution tax and different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	a “regulated investment company” as defined in Code Section 851;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, changes to any of which, subsequent to the date hereof, may affect the tax consequences described herein. The effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of state, local or foreign jurisdictions.

Tax Treatment of the Notes

Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, insofar as we have tax reporting responsibilities with respect to your notes, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat them for U.S. federal income tax purposes as units each comprising: (i) a cash-settled put option written by you (a “Put Option”) that is terminated if an automatic call occurs and that, if not terminated, in circumstances where the payment you receive at maturity is less than $1,000 (excluding accrued but unpaid interest), requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (ii) a deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option (the “Deposit”). Under this approach, a portion of each interest payment made with respect to the notes (including upon automatic call or at maturity) will be treated as interest on the Deposit, and the remainder as premium paid to you in consideration of your entry into the Put Option (“Put Premium”).

In determining our reporting responsibilities, we intend to treat approximately 8.35% of each interest payment as interest on the Deposit and the remainder as Put Premium. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described below.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

Tax Treatment as Units Each Comprising a Put Option and a Deposit

If the treatment of the notes as units each comprising a Put Option and a Deposit is respected, the following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the notes.

Tax Treatment of Interest Payments. Interest paid with respect to the Deposit will be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes.

Put Premium will be taken into account as described below.

Sale or Exchange of a Note. Upon sale or exchange of a note prior to maturity or automatic call, you will be treated as receiving a payment of interest equal to any accrued but unpaid interest on the Deposit. The Deposit will be treated as sold for its fair market value, excluding the value of any accrued but unpaid interest, which will be treated as a payment of interest. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, minus your tax basis in the Deposit. That gain or loss will be short-term capital gain or loss unless the note was held for more than one year.

If the value of the Deposit on the date of sale or exchange of a note does not exceed the amount realized on the sale or exchange, any amount realized that is attributable to the Put Option, together with the total Put Premium received over the term of the notes, will be treated as short-term capital gain or loss.

If the value of the Deposit on the date of sale or exchange exceeds the amount realized on the sale or exchange, you will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment to the purchaser of the note equal to the amount of this excess, in exchange for the purchaser’s assumption of the Put Option. In this case, you will be required to recognize short-term capital gain or loss in respect of the Put Option equal to the total Put Premium received over the term of the note minus the amount deemed to be paid by you in exchange for the purchaser’s assumption of the Put Option.

Tax Treatment at Maturity or Automatic Call.  If a note is automatically called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus the final interest payment, which will be treated as described above), you will recognize short-term capital gain equal to the total Put Premium received.

If a note is held to maturity and the Put Option is exercised (i.e., you receive a cash payment at maturity that is less than the amount of the Deposit (the “Cash Value”), plus the final interest payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option. In that case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value plus the total Put Premium received and (ii) the Deposit.

Other Possible Tax Treatments

The IRS might treat the notes as “contingent payment debt instruments.”  In that event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you hold your notes, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes and (ii) any income recognized at expiration or upon sale or exchange of your notes (including at maturity or upon automatic call) generally will be treated as interest income. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. You should consult your tax adviser regarding these issues.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the notes are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income). You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

JPMorgan Structured Investments —	PS-10
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including upon automatic call or at maturity).

Any income or gain from a note should not be subject to U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Recently Proposed Regulations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S.-situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

JPMorgan Structured Investments —	PS-11
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

Historical Information

Public Information Regarding the Reference Stock

All information contained herein on the Reference Stock and on Amazon is derived from publicly available sources, without independent verification. Amazon operates retail websites and offers programs that enable third parties to sell products on Amazon’s websites and their own branded websites and to fulfill orders through Amazon. The common stock, par value $0.01 per share, of Amazon (Bloomberg ticker: AMZN) is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Amazon in the accompanying product supplement no. 29-I. Information provided to or filed with the SEC by Amazon pursuant to the Exchange Act can be located by reference to SEC file number 000-22513, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Underlyings

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index and the common stock of Amazon from January 4, 2008 through May 30, 2013. The Index closing level of the S&P 500® Index on May 30, 2013 was 1,654.41. The Index closing level of the Russell 2000® Index on May 30, 2013 was 994.43. The closing price of one share of the common stock of Amazon on May 30, 2013 was $266.83. The closing price of one share of the common stock of Amazon may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

We obtained the various Index closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or closing price, as applicable, of any Underlying on any Review Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments —	PS-12
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Underlying?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” and “Historical Information — Public Information Regarding the Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

JPMorgan Structured Investments —	PS-13
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-14
Auto Callable Yield Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Common Stock of Amazon.com, Inc.